                                Exhibit (m)(34)

                      Services Agreement dated June, 2001
                                    Between
                      Chicago Mercantile Exchange, Inc.,
          The Chicago Mercantile Exchange Shareholder Servicing, LLC,
                   Banc One Investment Advisors Corporation
                                      And
                            One Group Mutual Funds

                               SERVICE AGREEMENT



          This Service Agreement ("Agreement") is made as of the ___ day of June, 2001 among Chicago Mercantile Exchange Inc. ("CME"), the CME Shareholder Servicing LLC (the "Service Provider") and Banc One Investment Advisors Corporation and One Group Mutual Funds (collectively, the "Fund Sponsor").



                                    RECITALS



          WHEREAS, CME permits its clearing member firms ("Member Firms") to satisfy margin obligations incurred in connection with futures and options trading for customer and proprietary accounts by depositing with CME, as collateral, shares of certain registered "money market" mutual funds approved by CME as acceptable for that purpose;



          WHEREAS, the Fund Sponsor is an investment adviser, subadviser, administrator or sponsor of, one or more open-end investment companies having one or more series and/or classes of shares, or an open-end investment company having one or more series and/or classes of shares, as set forth in Exhibit A attached hereto, that have been approved by CME as an acceptable form of collateral for the purpose described above (each such series or class of shares, a "Fund");



          WHEREAS, each Member Firm electing to deposit shares of one or more Funds ("Fund Shares") as collateral to satisfy CME margin requirements will direct that such Fund Shares be issued and carried on the books of the Fund's transfer agent ("Transfer Agent") in the name of CME rather than such Member Firm, in order to perfect CME's security interest in such Fund Shares;



          WHEREAS, though Fund Shares deposited with CME as collateral will be subject to CME's security interest described above, Member Firms will be the beneficial owners of Fund Shares ("Beneficial Owners") held by the Transfer Agent in the name of CME;



          WHEREAS, Service Provider, either directly or through one or more affiliates, wishes to perform certain administrative, accounting and recordkeeping services (collectively, "Administrative Services") with respect to Fund Shares deposited by Member Firm and held as collateral in the name of CME by a Fund's Transfer Agent on the terms and conditions set forth herein;



          WHEREAS, by performing Administrative Services for Beneficial Owners, the Service Provider will relieve the Fund Sponsor and/or its affiliates of certain expenses that it might otherwise be required to bear; and



          WHEREAS, Fund Sponsor is willing to compensate Service Provider for performing Administrative Services on the terms and subject to the conditions set forth herein;

          NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:




                                   AGREEMENT



1.   Purchase, Transfer and Redemption Orders



     A.  Form of fund share orders.  All orders to purchase fund shares
         -------------------------
("Purchase Orders"), redeem fund shares ("Redemption Orders"), transfer fund shares from an account maintained by member firm to an account maintained by cme ("Deposit Transfer Orders"), or transfer fund shares from an account maintained by cme to an account maintained by member firm ("Withdrawal Transfer Orders" and, together with deposit transfer orders, "Transfer Orders") pursuant to this agreement (collectively referred to as "Orders") will be submitted in the manner described in the member firm fund share agreement attached hereto as exhibit b ("MFFSA").



     B.  Delivery of Orders to Transfer Agent c/o Service Provider. Member Firm
         ---------------------------------------------------------
         will submit all Orders to a Fund's Transfer Agent c/o Service Provider. For purposes of transmitting such Orders, Service Provider will act solely as a conduit between Member Firm and Transfer Agent, and all Orders submitted to Transfer Agent by Member Firm will be delivered to Transfer Agent only through Service Provider. Transfer Agent will act upon all Orders received from Member Firm c/o Service Provider pursuant to this Agreement as through Transfer Agent received such Order directly from Member Firm.



2.   Functions to be Performed by Fund Sponsor



     A.  Accounts in the Name of CME.  The Fund Sponsor will direct each Fund's
         ----------------------------
Transfer Agent to establish two accounts in the name of CME. One account (the "Firm Fund Share Account") will hold all Fund Shares deposited by Member Firms as collateral in connection with their proprietary trading accounts, and Fund Shares in such account shall be registered in the name of "Chicago Mercantile Exchange Inc. (Firm)." The second account (the "Customer Segregated Fund Share Account" and together with the Firm Fund Share Account, the "CME Fund Share Accounts") will hold all Fund Shares deposited by Member Firms as collateral in connection with trading for their customer accounts, and Fund Shares in such account shall be registered in the name of "Chicago Mercantile Exchange Inc. (Customer)."



     B.  Netting of Purchases and Redemptions of Fund Shares.  Transfer Agent
         ---------------------------------------------------
will net all Purchase and Redemption Orders received by Transfer Agent on any Business Day from Member Firm c/o Service Provider to a single net number of Fund Shares and a single net dollar amount in accordance with the following provisions.

               (i) Orders Received Prior to the Morning Deadline. With respect to all Orders received prior to 11:00 a.m. CST (the "Morning Deadline"), Transfer Agent shall determine the net number of Fund Shares to be issued to or redeemed from the Firm Fund Share Account and the Customer Segregated Fund Share Account, respectively. Transfer Agent shall also determine the net purchase price due to the Fund or the net redemption amount due from the Fund resulting from such Orders with respect to the Firm Fund Share Account and the Customer Segregated Fund Share Account, respectively. Fund Share balances in the applicable CME Fund Share Account shall be adjusted by Transfer Agent, and any net dollar payments due between the Fund and CME shall be completed no later than 12:30 p.m.
     CST.



               (ii) Orders Received Prior to the Afternoon Deadline. With respect to all Orders received after the Morning Deadline and before 2:30 p.m. CST (the "Afternoon Deadline"), Transfer Agent shall determine the net number of Fund Shares to be issued to or redeemed from the Firm Fund Share Account and the Customer Segregated Fund Share Account, respectively. Transfer Agent shall also determine the net purchase price due to the Fund or the net redemption amount due from the Fund resulting from such Orders with respect to the Firm Fund Share Account and the Customer Segregated Fund Share Account, respectively. Fund Share balances in the applicable CME Fund Share Account shall be adjusted by Transfer Agent, and any net dollar payments due between the Fund and CME shall be completed no later than 3:30 p.m. CST.



               (iii) Orders Received After the Afternoon Deadline. Orders received by the Transfer Agent after the Afternoon Deadline shall be treated as having been received prior to the Morning Deadline on the next following Business Day.



               (iv) Payments to CME. If Orders received prior to a Morning or Afternoon Deadline result in a net redemption amount, payments due to CME shall be made in immediately available funds to one or more bank accounts of CME identified from time to time by CME.



               (v) Transfer on Gross Basis. Notwithstanding the netting of dollar amounts due to or from the fund in respect of purchase or redemptions in the Firm Fund Share Account and the Customer Segregated Fund Share Account as discussed above, CME and the fund may mutually agree from time to time to transfer such funds on a gross basis instead of a net basis.



     C.  Transfer Orders and Adjustment of Fund Share Balances.  If Member Firm
         -----------------------------------------------------
has an existing account with the Fund, or establishes an account, to hold Fund Shares in its own name, Member Firm may transfer Fund Shares between a CME Fund Share Account and the Member Firm's account. For all Transfer Orders received by Transfer Agent prior to the Morning Deadline, Fund Share balances in Member Firm's account and the designated CME Fund Share account shall be adjusted by 12:30 p.m. CST. For all Transfer Orders received by Transfer Agent after the Morning Deadline and prior to the Afternoon Deadline, Fund Share balances in Member Firm's account and the designated CME Fund Share account shall be adjusted by 3:30 p.m. CST. Transfer Orders received after the Afternoon Deadline shall be treated as having been received prior to the Morning deadline on the next following Business Day.



     D.  Payment of Dividends.  On the first business day of each month, the
         --------------------
Fund Sponsor will direct the Transfer Agent to credit CME Fund Share Accounts, in the form of additional Fund Shares, the amount of dividends accrued by CME Fund Share Accounts during the prior month.



     E.  Provision of Prospectuses and Other Information.  In order to enable
         -----------------------------------------------
the Service Provider to perform the functions described in Section 4 of this Agreement, the Fund Sponsor will provide (or cause to be provided) to the Service Provider, in a timely manner, such number of copies of the documents described in Section 4 of this Agreement as Service Provider may reasonably request from time to time.



     F.  Provision of Information to Service Provider Relating to Funds.  The
         --------------------------------------------------------------
Fund Sponsor will cause to be delivered to Service Provider, with respect to each Fund, at such intervals as Service Provider shall specify from time to time: (i) a calculation of the current daily interest rate for such Fund, (ii) a calculation of the Fund's NAV, (iii) a calculation of the book and market values of the Fund's portfolio, (iv) a calculation of the variance between the aggregate book and portfolio market values of the Fund' portfolio, (v) the net purchases and redemptions from the Fund during a specified current period, (vi) the current portfolio holdings, (vii) a calculation of realized gains and losses in the portfolio during a specified current period, (viii) a calculation of portfolio average maturity, (ix) a record of interest payments, (x) tax records pertaining to CME Fund Share Accounts and (xi) any other information as reasonably requested by CME.



     G.  Facilitating Performance of Fund Sponsor.  The Fund Sponsor will direct
         ----------------------------------------
the Transfer Agent, custodian, and any other agent of each Fund to perform actions necessary for Fund Sponsor to perform the functions specified in this Agreement.



     H.  Control; Redemption by CME.  Fund Sponsor agrees that CME shall have
         --------------------------
"control" over the Fund Shares in the CME Fund Share Accounts within the meaning of Section 8-106 of Article 8 of the Uniform Commercial Code, and Fund Sponsor agrees, on behalf of itself and all other necessary agents of the Fund, to comply with any order of CME to redeem some or all of the Fund Shares in the CME Fund Share Accounts on any business day without notice to any Member Firm. Proceeds of any such redemption by CME shall be paid in immediately available funds to any bank account of CME identified in such Redemption Order, and shall be paid within 1 hour of receipt of such Redemption Order, or such other reasonable time as agreed upon by the Service Provider and Fund Sponsor; provided, however, that if such Redemption Order is received after 2:30 p.m. CST on any business day, payment shall be made to CME's designated bank account immediately upon the bank's opening on the following business day. Fund Sponsor agrees that it will comply with the time for payment specified in this paragraph notwithstanding any longer period for payment that might otherwise apply under applicable law.

3.   Functions to be Performed by CME



     Crediting Fund Shares.  For all Fund Shares deposited by Member Firms with
     ---------------------
CME as collateral and registered in the name of CME on the records of the Fund, CME will record the name and quantity of Fund Shares that have been deposited by the relevant Member Firm in respect of such Member Firm's proprietary trading account at CME (the "Firm Account") or its customer trading account at CME (the "Customer Segregated Account") in the same manner as CME records deposits of other forms of acceptable collateral.



4.   Functions to be Performed by Service Provider



     A.  Transmitting Purchase and Redemption Orders to Fund Sponsor. Member
         -----------------------------------------------------------
Firms will submit Orders to the applicable Transfer Agent c/o the Service Provider as described in the Member Firm Agreement attached hereto as Exhibit B. The Service Provider will forward such Orders to such Transfer Agent by fax or telephone or by any other means as may be agreed upon between the Service Provider and the Transfer Agent or the Fund Sponsor from time to time.



     A.  Prospectus Delivery and Shareholder Communications. The Service
         ---------------------------------------------------
Provider will: (i) distribute the current prospectus (and any amendment and/or supplement thereto) of the relevant Fund to each Member Firm that wishes to use Fund Shares of such Fund as collateral, prior to or at the time such Member Firm places an initial order to purchase Fund Shares of such Fund; (ii) if requested by a Member Firm, distribute the current statement of additional information (and any amendment and/or supplement thereto) of the relevant Fund to each Member Firm that wishes to use Fund Shares of such Fund as collateral, prior to or at the time the Member Firm places an initial order to purchase Fund Shares of such Fund; and (iii) distribute to a Member Firm that is a Beneficial Owner of Fund Shares of a Fund all shareholder communications received by the Service Provider from such Fund, including updated prospectuses, prospectus amendments, prospectus supplements, proxy solicitations and related materials, periodic and special shareholder reports, and any other materials relating to such Fund provided (or caused to be provided) to the Service Provider by the Fund Sponsor.



     B.  Reporting Services.  The Service Provider will deliver periodic
         -------------------
statements to Beneficial Owners showing Fund Share balances and transactions during the relevant period, handle all tax withholding and remittances required by federal income tax laws with respect to Beneficial Owners, and provide tax related information to Beneficial Owner with copies to the Internal Revenue Service.



     C.  Distribution of Dividends on Fund Shares.  The Service Provider will
         -----------------------------------------
calculate the number of Fund Shares of each Fund payable as dividends to the relevant Firm Account and Customer Segregated Account of each Beneficial Owner based on information provided by the relevant Fund.

5.  Operating Procedures for Share Transactions



         The parties agree that, to effect purchases and redemptions of Fund Shares pursuant to this Agreement, they will establish and follow procedures necessary or desirable to implement the procedures set forth in the Member Firm Agreement attached hereto as Exhibit B, which is incorporated as a part of this Agreement.



6.   Representations, Warranties and Acknowledgments



     A.  Representations and Warranties of Each Party.
         --------------------------------------------



         Each party severally represents and warrants to the other parties, and severally agrees with the other parties, that:



               (i) such party is, and will conduct its activities under this Agreement in material conformity with all federal, state and industry laws or regulations to which it is subject;



               (ii) such party has the requisite authority to enter into this Agreement and perform the services and obligations contemplated to be performed by it hereunder;



               (iii) the execution and delivery of this Agreement by such party and the performance by such party of the services and obligations contemplated to be performed by it hereunder have been duly authorized by all necessary action on the part of such party;


               (iv) this Agreement has been duly executed and delivered by or on behalf of such party and constitutes the legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms; and



               (v) such party will provide to each other party such information or documentation as such other party may reasonably request to perform the services and obligations contemplated to be performed by such other party under this Agreement.



     B.  Additional Representations and Warranties of Fund Sponsor.  The Fund
         ---------------------------------------------------------
Sponsor represents and warrants to CME and Service Provider, and agrees with CME and Service Provider, that the payment to Service Provider of any fees pursuant hereto: (i) has been duly authorized by the relevant Fund(s), the relevant Board of the Fund(s) or any other persons to the extent such authorization is required in order for Fund Sponsor to make such payment lawfully; and (ii) is disclosed properly in the relevant Fund prospectus and/or statement of additional information to the extent such disclosure may be required under applicable securities laws; (iii) is in material conformity with all federal, state and industry laws or regulations to which the Fund

Sponsor is subject; and (iv) does not constitute the payment of any amount pursuant to any distribution plan maintained by any Fund pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended.



     C.  Acknowledgements of Fund Sponsor.  The Fund Sponsor acknowledges that:
         --------------------------------

               (i) neither the Service Provider nor CME is registered (a) as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), (b) as a transfer agent under Section 17A of the Exchange Act, (c) as a securities clearing agency as defined in Section 17A of the Exchange Act; or (d) in any other capacity under federal or state securities laws in connection with performing the services contemplated to be performed by it hereunder;



               (ii) neither the Service Provider nor CME will be required to perform any services hereunder that would require it to register in any capacity under any federal or state securities laws; and



               (iii) to the extent required by the Commodity Exchange Act, as amended (the "CEA") and regulations promulgated thereunder, if requested by Service Provider or CME, Fund Sponsor will direct the Transfer Agent to acknowledge that it was informed that Fund Shares registered in the name of CME and are being held in the designated Customer Segregated Fund Share Account are assets that belong to commodity or option customers of Member Firms of CME and that such Fund Shares are being held in accordance with the provisions of the CEA and regulations thereunder, including, but not limited to regulation Section 1.25.



7.   Fees



     A. For the services provided by Service Provider hereunder, the Fund Sponsor will compensate the Service Provider on a monthly basis in arrears based upon a percentage of the aggregate amount invested by Member Firms in a Fund for use as collateral deposits with CME. Such compensation will be calculated and paid in accordance with the terms set forth in Exhibit C attached hereto.



     B. If the parties agree to material changes to the scope of services provided hereunder, the parties agree to negotiate in good faith as to the appropriate amendment to the fees due Service Provider.



8.   Indemnification



     A. Indemnification by Fund Sponsor. The Fund Sponsor agrees to indemnify and hold harmless CME, the Service Provider, their respective affiliates, and the respective officers, directors, shareholders, members, partners, employees and agents of any of the foregoing, from and against any and all claims, demands, actions, losses, damages, liabilities, costs, charges, counsel fees and expenses of any nature ("Damages") arising out of (i) any material misstatements in or omission of a material fact from any document provided (or caused to be provided) by Fund Sponsor to Service Provider pursuant to the provisions of
Section 3.A of this Agreement, (ii) any breach of any representation, warranty or covenant made by the Fund Sponsor in this Agreement, and (iii) any failure by the Fund Sponsor or its employees or agents to comply with the Fund Sponsor's obligations under this Agreement or any other agreement between or among the Fund Sponsor, the Service Provider and/or CME relating to the Fund Sponsor's activities under this Agreement.

     B.  Indemnification by CME.  CME agrees to indemnify and hold harmless the
         ----------------------
Fund Sponsor and its affiliates, and its and their respective officers, directors, shareholders, members, partners, employees and agents, from and against any and all Damages arising out of (i) any breach of any representation, warranty or covenant made by CME in this Agreement, and (ii) any failure by CME or its employees or agents to comply with CME's obligations under this Agreement or any other agreement between or among the Fund Sponsor, the Service Provider and/or CME relating to CME's activities under this Agreement.

     C.  Indemnification by Service Provider.  The Service Provider agrees to
         -----------------------------------
indemnify and hold harmless the Fund Sponsor and its affiliates, and its and their respective officers, directors, shareholders, members, partners, employees and agents, from and against any and all Damages arising out of (i) any breach of any representation, warranty or covenant made by the Service Provider in this Agreement, and (ii) any failure by the Service Provider or its employees or agents to comply with Service Provider's obligation under this Agreement or any other agreement between or among the Fund Sponsor, the Service Provider and/or CME relating to the Service Provider's activities under this Agreement.

9.  Confidentiality

         Each party acknowledges and understands that this Agreement, the fees to be paid hereunder, and any and all technical, trade secret, or business information, including, without limitation, financial information, business or marketing strategies or plans, product development or customer information, which is disclosed to such party by another party or is otherwise obtained by such party from another party or from such other party's affiliates, employees, agents or representatives during the term of this Agreement ("Proprietary Information") is confidential and proprietary to such other party, constitutes trade secrets of such other party, and is of great value and importance to the success of such other party's business. Each party agrees that it will use its best efforts to hold such Proprietary Information in confidence and will refrain from using, disclosing or distributing any such information except (i) as may be necessary in the ordinary course of performing the services, functions and transactions contemplated by this Agreement; (ii) with the written consent of the other party; or (iii) as required by law or judicial process.

         It is understood and agreed that Proprietary Information will not include information a party to this Agreement can clearly establish was (a) known to such party prior to the date of this Agreement; (b) rightfully acquired by such party from third parties whom the party reasonably believes are not under an obligation of confidentiality to the other parties to this Agreement;
(c) placed in public domain without fault of such party or its affiliates; or
(d)
independently developed by another party without reference or reliance upon Proprietary Information.

          The confidentiality provisions set forth in this Agreement will survive the term of this Agreement.

10.  Amendments; Termination

          This Agreement and any Exhibits hereto may be amended only upon the written agreement of the parties and may be terminated by any party at any time upon 60 days' written notice mailed or delivered to the other parties at their respective addresses set forth below.

11.  Miscellaneous

     A.  Use of Names.  Except as otherwise expressly provided for in this
         -------------
Agreement, Service Provider will not use, nor will it allow its employees or agents to use, the name (or any trademark, trade name, service mark or logo) of the Funds or Fund Sponsor or any affiliated entity for advertising, trade, or other commercial or noncommercial purposes without the express prior written consent of Fund Sponsor. Except as otherwise expressly provided for in this Agreement, Fund Sponsor will not use, nor will Fund Sponsor cause or permit any Fund or its employees or agents to use, the name (or any trademark, trade name, service mark or logo) of CME or Service Provider or any affiliate of either for advertising, trade, or other commercial or noncommercial purposes without the express prior written consent of CME or Service Provider as the case may be.

     B.  Representations with Respect to Funds.  CME, Service Provider and their
         --------------------------------------
respective employees and agents will not make any representation concerning any Fund or its shares, except those contained in the then current prospectus or statement of additional information of such Fund, or in current sales literature with respect to such Fund furnished (or caused to be furnished) by Fund Sponsor to Service Provider. In no event will Service Provider (1) discuss the comparative advantages or disadvantages of using Fund Shares as margin versus other forms of eligible margin; (2) recommend that Member Firms use Fund Shares as margin in preference to other forms of eligible margin; or (3) recommend that Member Firms use shares of a particular Fund as margin in preference to the shares of any other Fund.

     C.  Relationship of Parties.  It is understood and agreed that CME and
         ------------------------
Service Provider will perform the services contemplated by this Agreement as an independent contractors and not as an agents of Fund Sponsor or of any Fund.

     D.  Notices.  All notices and communications required or permitted by this
         --------
Agreement shall be in writing and delivered personally or sent by first class mail unless otherwise agreed. All such notices and other communications shall be made:

         If to Service Provider, to:

                                        Timothy Doar
                                        Director, Financial Management
                                        Clearing House Dept.
                                        Chicago Mercantile Exchange Inc.
                                        30 South Wacker Drive
                                        Chicago, Illinois  60606-7499

                                        Tel: 312-930-3162   Fax:  312-634-1553
                                        Tdoar@cme.com

         If to CME, to:

                                        Timothy Golomb
                                        Associate Director, Financial Management
                                        Clearing House Dept.
                                        Chicago Mercantile Exchange Inc.
                                        30 South Wacker Drive
                                        Chicago, Illinois 60606-7499

                                        Tel: 312-930-3194    Fax: 312-930-1553
                                        Tgolomb@cme.com

         If to Fund Sponsor, to:

                                        Mark Beeson, President
                                        One Group Administrative Services, Inc.
                                        1111 Polaris Parkway
                                        Suite J/K/L
                                        Columbus, OH 43240
                                        Tel: 614-213-6678    Fax: 614-213-6331
                                        mark beeson@bankone.com

     H.  Assignments.  This Agreement may not be transferred or assigned by any
         ------------
party without the prior written consent of the other parties;

     I.  Governing Law.  This Agreement shall be construed in accordance with
         --------------
the internal laws of the State of Illinois, without giving effect to principles of conflict of laws.

     J.  Names.  The names "One Group Mutual Funds" and "Trustees of the One
         ------
Group Mutual Funds" refer respectively to the Trust created and the Declaration of Trust dated May 23, 1985, to which reference is hereby made and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "One Group Mutual Funds" entered into in the name or on behalf thereof by any of the Trustees, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, Shareholders or representatives of the Trust personally, but bind only the assets of the Trust, and all persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

          IN WITNESS WHEREOF, the parties have executed this agreement as of the date first written above.


CME SHAREHOLDER SERVICING LLC            CHICAGO MERCANTILE EXCHANGE,
                                         INC.


By:   /s/ Timothy J. Doar                By:  /s/ Stephen Szarmack
      -------------------                     --------------------
Print:  Timothy J. Doar                  Print:  Stephen Szarmack
        ---------------                          ----------------
Title:  Director Financial Management    Print:  Associate General Counsel
        -----------------------------            -------------------------

BANC ONE INVESTMENT ADVISORS             ONE GROUP MUTUAL FUNDS
CORPORATION


By:   /s/ Mark A. Beeson                 By:  /s/Robert L. Young
     -------------------                      ------------------

Print:  Mark A. Beeson                   Print:  Robert L. Young
        --------------                           ---------------

Title:  Senior Managing Director         Print:  Vice President and Treasurer
        ------------------------                 ----------------------------


                                   EXHBIT A

                     Eligible Funds Offered by Fund Sponsor


          The following Funds offered by Fund Sponsor have been approved by CME as an acceptable form of collateral to satisfy CME margin requirements as contemplated by this Agreement:

          One Group Institutional Prime Money Market Fund

                                    EXHIBIT B
                                    ---------


                        MEMBER FIRM FUND SHARE AGREEMENT

          This Member Firm Fund Share Agreement (the "Agreement") is made as of the ___ day of _______, 200_ among Chicago Mercantile Exchange Inc. ("CME"), _________ (the "Member Firm") and CME Shareholder Servicing LLC (the "Service Provider").

                                    RECITALS

          WHEREAS, Member Firm is a clearing member of CME, and CME maintains on its books and records a firm account (the "Firm Account") and a customer segregated account (the "Customer Segregated Account") for Member Firm through which Member Firm clears its transactions in commodity contracts traded on CME for its proprietary and customer segregated accounts, respectively;

          WHEREAS, in accordance with the Interest Earning Facility 2 Program and in accordance with CME Rules, CME permits shares ("Fund Shares") of certain registered "money market" mutual funds (each, a "Fund") to be deposited as collateral in the Firm Account and Customer Segregated Account to secure Member Firm's obligations to CME arising from positions and transactions in such accounts;

          WHEREAS, Member Firm may wish from time to time to deposit Fund Shares as collateral in respect of its Firm Account or Customer Segregated Account, as the case may be;

          NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENT

Grant and Perfection of Security Interest in Fund Shares

     A. Member Firm hereby grants CME a security interest in, and right of setoff against, all Fund Shares from time to time deposited by Member Firm in its Firm Account as security for all obligations of Member Firm to CME, whether arising out of its Firm Account or Customer Segregated Account or otherwise.

     B. Member Firm hereby grants CME a security interest in, and right of setoff against, all Fund Shares from time to time deposited by Member Firm in its Customer Segregated Account, as security for all obligations of Member Firm to CME arising out of such Customer Segregated Account; and Fund Shares so deposited in its Customer Segregated Account shall not constitute collateral with respect to any other account or obligation of Member Firm at CME.

     C. Member Firm hereby agrees that, in order to perfect CME's security interest in Fund Shares deposited by Member Firm in respect of its Customer Segregated Account or its Firm Account, Member Firm will instruct the relevant Fund's transfer agent ("Transfer Agent") to issue and carry on its records Fund Shares in the name of CME in the Firm Fund Share Account or the Customer Segregated Fund Share Account, as the case may be, maintained by CME with such Transfer Agent, as described more fully below. Such accounts are collectively referred to as the "CME Fund Share Accounts."

     D. Member Firm hereby agrees that CME, without prior notice to, or consent of, Member Firm, may at any time redeem Fund Shares deposited by Member Firm as collateral and deposit proceeds from such redemption in a CME bank account to be treated as cash collateral deposited by Member Firm with respect to its Firm Account or Customer Segregated Account, as the case may be.

2.   Recording of Member Firm's Beneficial Interest in Fund Shares

     A.  Crediting Fund Share Deposits.  Member Firm hereby agrees that, in
         -----------------------------
order to reflect Member Firm's beneficial interest in Fund Shares deposited with CME as collateral and registered in the name of CME on the records of the Fund, CME will record the name and quantity of Fund Shares that have been deposited by the Member Firm in respect of such Member Firm's Firm Account or Customer Segregated Account in the same manner as CME records deposits of other forms of acceptable collateral deposited in respect of such accounts.

     B.  Withdrawal of Fund Share Deposits. In order to reflect Member Firm's
         ---------------------------------
redemption or withdrawal of Fund Shares previously deposited by Member Firm in its Customer Segregated Account or its Firm Account, CME shall make appropriate entries in its books and records to adjust the number of Fund Shares held as collateral for each such account, noting the name of the relevant Fund, the quantity of the Fund Shares of such Fund that have been so redeemed or withdrawn, and the account from which such Fund Shares have been so redeemed or withdrawn and the resulting Fund Share balance.

     C.   Dividends on Fund Shares.  Member Firm acknowledges that dividends on
          ------------------------
Fund Shares deposited by it will ordinarily be paid by the Fund in the form of additional Fund Shares, which will be registered in the name of CME and held subject to the terms of this Agreement applicable to other deposited Fund Shares. CME shall make appropriate entries in its books and records to adjust Fund Share balances held in respect of Member Firm's Firm Account or Customer Segregated Account, as the case may be, to reflect such distributions. Any such distributed Fund Shares in the Firm Account or the Customer Segregated Account, may be redeemed or withdrawn by Member Firm subject to the provisions of this Agreement.

     D.   Increase or Decline in Value of Deposited Fund Shares.  Member Firm
          -----------------------------------------------------
and CME hereby agree that any increase or decline in the value of Fund Shares deposited by Member Firm as provided in this Agreement, and any dividend or other distribution with respect thereto, shall be for the account and liability of the Member Firm.
Operating Procedures for Deposits, Transfers and Redemptions of Fund Shares.

     A.   Deposit of Fund Shares as Collateral.  In order to deposit Fund Shares
          ------------------------------------
as collateral in either its Firm Account or its Customer Segregated Account, Member Firm must follow one of the following two procedures, as applicable:

          (i) Purchase Orders. Member Firm may from time to time enter an order to purchase Fund Shares (a "Purchase Order") in the form attached hereto as Exhibit A. Member Firm must submit each Purchase Order c/o Service Provider to the Fund and to CME. The Service Provider will submit the Purchase Order to the Fund. Each Purchase Order shall (a) direct CME to transfer, to the Fund, cash collateral held by CME for the applicable account of the Member Firm at CME in an amount equal to the purchase price of the Fund Shares and
     (b) direct that such Fund Shares be issued and carried on the books of the relevant Transfer Agent in the name of CME and credited to the Firm Fund Share Account or the Customer Segregated Fund Share Account, as the case may be, maintained by CME with such Transfer Agent.

          (ii) Deposit Transfer Orders. If Member Firm desires to deposit, in either its Firm Account or its Customer Segregated Account, Fund Shares currently registered in the name of Member Firm on the records of the relevant Transfer Agent, it may do so by submitting a Fund Share Transfer Order c/o Service Provider to the Fund and CME in the form attached hereto as Exhibit B and a Fund Share Transfer Authorization in the form attached hereto as Exhibit E, directing the Fund to cause the re-registration of such Fund Shares in the name of the Firm Fund Share Account or the Customer Segregated Fund Share Account, as the case may be, maintained by CME with such Transfer Agent.

     B.   Redemption or Withdrawal of Fund Shares as Collateral.  In order to
          -----------------------------------------------------
redeem or withdraw Fund Shares previously deposited as collateral in either its Firm Account or its Customer Segregated Account, Member Firm must follow one of the following two procedures, as applicable:

          (i) Redemption Orders. Member Firm may from time to time submit an order to redeem Fund Shares (a "Redemption Order") in the form attached hereto as Exhibit C. Member Firm must submit each Redemption Order c/o the Service Provider to the Fund and to CME. The Service Provider will submit the Redemption Order to the Fund. Each Redemption Order shall direct the Fund to (a) redeem the quantity of Fund Shares specified in such Redemption Order from the Firm Fund Share Account or the Customer Segregated Fund Share Account, as the case may be, maintained by CME with such Fund's Transfer Agent and (b) to transmit the cash proceeds of such redemption to CME's designated bank account to be treated as cash collateral deposited by Member Firm with respect to its Firm Account or Customer Segregated Account, as the case may be. CME will make an entry in its records noting the amount of the proceeds required to be held by CME as cash collateral. To the extent the cash proceeds of such redemption represent collateral in excess of the amount required to be on deposit in the Firm Account or the Customer Segregated Account, as the case may be, under CME's Rules, the Member Firm may withdraw such excess amount in accordance with CME's usual procedures for withdrawal of excess cash collateral; provided, however, that Member Firm will not be permitted to withdraw cash prior to the time such cash has been received by CME from the Fund.

               (ii)   Withdrawal Transfer Orders.  If Member Firm desires to
                      --------------------------
     withdraw from either its Firm Account or its Customer Segregated Account, Fund Shares that it previously deposited as collateral in such account, Member Firm may submit a Withdrawal Transfer Order c/o the Service Provider to the Fund and CME in the form attached hereto as Exhibit D, requesting CME to release its security interest in the Fund Shares and requesting the Fund to cause re-registration of such Fund Shares in the name of such account of the Member Firm as may be specified in such Withdrawal Transfer Order. In the event that CME determines that, after giving effect to such re-registration, there would be no collateral deficit in the applicable account, CME will release its security interest and permit the Transfer Agent to effect the requested Withdrawal Transfer; and the Transfer Agent will not effect such transfer until so notified by CME.

               (iii)  Deadlines for Submitting Purchase, Redemption and Transfer
                      ----------------------------------------------------------
     Orders.  In the event that Member Firm observes the following deadlines in
     ------
     submitting all Purchase Orders, Redemption Orders, Deposit Transfer Orders and Withdrawal Transfer Orders (collectively referred to as "Orders"), CME will use its best efforts to cause the requested transaction to be effected within the times specified:

               (iv)   Morning Deadline. For orders submitted by Member Firms c/o
                      ----------------
     Service Provider to a Fund's Transfer Agent and CME, and received by Service Provider prior to 11:00 a.m. CST on any Business Day (the "Morning Deadline"), CME's agreements with the Funds will ordinarily be such that the following transactions can generally be effected by 12:30 p.m. CST on the same Business Day: (a) Fund Shares purchased or transferred as collateral for Member Firm's Firm Account or Customer Segregated Account may be credited by CME to such account, and (b) cash proceeds from redemptions of Fund Shares held as collateral for Member Firm's Firm Account or Customer Segregated Account can be credited as cash collateral to the applicable account of the Member Firm, and (c) Fund Shares for which Withdrawal Transfer Orders have been submitted can be released by CME and re-registered in the name of Member Firm.

               (v)    Afternoon Deadline. For Orders submitted by Member Firms
                      ------------------
     c/o the Service Provider to a Fund's Transfer Agent and CME after the Morning Deadline and prior to 2:30 p.m. CST on any Business Day, or such earlier time as designated by a particular Fund (the "Afternoon Deadline"), CME's agreements with the Funds will ordinarily be such that the transactions referred to in the preceding paragraph can generally be effected by 3:30 p.m. CST on the same Business Day. Orders submitted and received after the Afternoon Deadline shall be treated as having been received prior to the Morning Deadline on the following Business Day. Notwithstanding the above, in the event of extraordinary circumstances, as determined by CME, CME will attempt, on a best efforts basis, to effect transactions received after 2:30 p.m. CST on the same Business Day such orders are received.

     C.  Transmitting Purchase, Transfer and Redemption Orders to Funds. Subject
         --------------------------------------------------------------
to the other provisions of this Agreement, the Service Provider will (a) confirm receipt of an Order submitted by Member Firm, (b) forward Orders to CME and confirm that Member Firm has sufficient collateral such that implementing an Order would not put Member Firm in a collateral deficit position with CME; (c) forward Orders to the relevant Fund, and (d) notify Member Firm that Orders were implemented. Orders may be submitted through the Clearing 21 Clearing System or through such other means as the Service Provider may specify from time to time, but all Orders shall be understood to contain the instructions set forth in Exhibit A, B, C, D or E, as applicable, subject only to supplying the relevant information as to the quantity and identity of the relevant Fund, the number of Fund Shares subject to the Transaction and the account for which the transaction is to be effected.

4.   Acknowledgements of Member Firm.  Member Firm hereby acknowledges that:

     A. Neither CME nor Service Provider has (a) discussed with Member Firm the comparative advantages or disadvantages of using Fund Shares as collateral as opposed to using other forms of collateral that may be deposited in the Firm Account or the Customer Segregated Account; (b) recommended that Member Firm use Fund Shares as collateral; (c) recommended that Member Firm use Fund Shares of a particular Fund as collateral in preference to the Fund Shares of any other Fund; or (d) discussed with Member Firm the merits or risks of investing in Fund Shares or recommended Fund Shares as an appropriate investment for Member Firm.

     B. Member Firm retains exclusive authority and responsibility for determining whether Fund Shares are an appropriate form of collateral and/or investment for Member Firm.

     C. CME has the authority to unilaterally establish limits on the number of Fund Shares that a Member Firm may deposit in a particular Fund as collateral in the Firm account and the Customer Segregated Account. Such limits may be modified from time to time by CME.

     D. Transactions in Fund Shares may only be processed on days when CME and the applicable Fund are open for business.

     E. Member Firm has received from Service Provider and read a prospectus or offering circular for each Fund prior to depositing Fund Shares from such Fund as collateral in its Firm Account or Customer Segregated Account.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


[MEMBER FIRM]                                 CHICAGO MERCANTILE EXCHANGE INC.

By:                                           By:

Print:_____________________________           Print:__________________________

Title:                                        Title:

Firm Tax ID No.:___________________

Firm Contact: _____________________

(Name): ___________________________

(Address): ________________________

___________________________________

CME Shareholder Servicing LLC

By:

Print:_____________________________

Title:

                                   EXHIBIT A
                                   ---------

                           Fund Share Purchase Order

To: Transfer Agent for Fund Designated Below ("Transfer Agent") and Chicago Mercantile Exchange Inc. ("CME")
     c/o CME Shareholder Servicing LLC ("Service Provider")

          This Purchase Order is submitted in accordance with the terms of the Member Firm Fund Share Agreement among Member Firm, CME and Service Provider (the "Fund Share Agreement"). Member Firm desires to purchase shares of the Fund designated below and deposit such Fund Shares to the Member Firm's Futures Clearing Account designated below as collateral.

FUND:________________________________________________

PURCHASE AMOUNT:_____________________________________


FUTURES CLEARING ACCOUNT:        _____    Firm Account

                                 _____    Customer Segregated Account

          Service Provider is instructed to forward this Purchase Order to Transfer Agent but is not obligated to forward Member Firm's name to Transfer Agent. Member Firm instructs the Fund's Transfer Agent c/o Service Provider to register the number of Fund Shares equal to the designated Purchase Amount in the name of CME. If Member Firm has designated above that this deposit is for its Firm Account, Member Firm instructs Transfer Agent to carry such Fund Shares in the Firm Fund Share Account maintained by CME with the Transfer Agent. If Member Firm has designated above that this deposit is for its Customer Segregated Account, Member Firm instructs Transfer Agent to carry such Fund Shares in the Customer Segregated Fund Share Account maintained by CME with the Transfer Agent.

          Member Firm instructs CME c/o Service Provider to transmit to the Fund cash collateral deposited by Member Firm and held by CME in an amount equal to the Purchase Amount.

          In accordance with the Fund Share Agreement, CME is directed to credit the purchased Fund Shares registered by Transfer Agent in CME's name to Member Firm's above-designated Futures Clearing Account as collateral, to so credit any additional Fund Shares distributed with respect thereto, and to hold all such shares subject to the terms of the Fund Share Agreement and the Rules of CME.

                                             ___________________________________
                                                        Member Firm/Date

                                   EXHIBIT B
                                   ---------


                           Fund Share Transfer Order

To: Transfer Agent for Fund Designated Below ("Transfer Agent") and Chicago Mercantile Exchange Inc. ("CME")
     c/o CME Shareholder Servicing LLC ("Service Provider")

          This Transfer Order is submitted in accordance with the terms of the Member Firm Fund Share Agreement among Member Firm, CME and Service Provider (the "Fund Share Agreement"). Member Firm desires to transfer shares of the Fund designated below from an account maintained by Member Firm with the Transfer Agent and to deposit such Fund Shares to the Member Firm's Futures Clearing Account designated below as collateral.

FUND:______________________________________________


TRANSFER AMOUNT:___________________________________


FUTURES CLEARING ACCOUNT:     _____    Firm Account

                              _____    Customer Segregated Account

          Service Provider is instructed to forward this Transfer Order to Transfer Agent. Member Firm instructs the Transfer Agent c/o Service Provider to transfer Fund Shares in an amount equal to the designated Transfer Amount from an account maintained by Member Firm with the Transfer Agent and to register such Fund Shares in the name of CME. If Member Firm has designated above that this deposit is to its Firm Account, Member Firm instructs Transfer Agent to carry such Fund Shares in the Firm Fund Share Account maintained by CME with the Transfer Agent. If Member Firm has designated above that this deposit is for its Customer Segregated Account, Member Firm instructs Transfer Agent to carry such Fund Shares in the Customer Segregated Fund Share Account maintained by CME with the Transfer Agent.

          In accordance with the Fund Share Agreement, CME is directed to credit the transferred Fund Shares registered by Transfer Agent in CME's name to Member Firm's above-designated Futures Clearing Account as collateral, to so credit any additional Fund Shares distributed with respect thereto, and to hold all such shares subject to the terms of the Fund Share Agreement and the Rules of CME.


                                                  ____________________________
                                                        Member Firm/Date

                                   EXHIBIT C
                                   ---------

                          Fund Share Redemption Order

To: Transfer Agent for Fund Designated Below ("Transfer Agent") and Chicago Mercantile Exchange Inc. ("CME")
     c/o CME Shareholder Servicing LLC ("Service Provider")

          This Redemption Order is submitted in accordance with the terms of the Member Firm Fund Share Agreement among Member Firm, CME and Service Provider (the "Fund Share Agreement"). Member Firm desires to redeem shares of the Fund designated below currently credited to the Member Firm's Futures Clearing Account designated below as collateral.

FUND:__________________________________________________

REDEMPTION AMOUNT:_____________________________________


FUTURES CLEARING ACCOUNT:         _____    Firm Account

                                  _____    Customer Segregated Account

          Service Provider is instructed to forward this Redemption Order to Transfer Agent but is not obligated to forward Member Firm's name to Transfer Agent; provided, however, that if the Redemption Amount designated above exceeds the number of Fund Shares credited to Member Firm's designated account on the records of CME, Service Provider is instructed to so notify Member Firm without forwarding this Redemption Order to Transfer Agent.

          Member Firm instructs the Fund's Transfer Agent c/o Service Provider to redeem the number of Fund Shares equal to the designated Redemption Amount. If Member Firm has designated above that this redemption is from its Firm Account, Member Firm instructs Transfer Agent to redeem such Fund Shares from the Firm Fund Share Account maintained by CME with the Transfer Agent. If Member Firm has designated above that this redemption is from its Customer Segregated Account, Member Firm and CME instruct Transfer Agent to redeem such Fund Shares from the Customer Segregated Fund Share Account maintained by CME with the Transfer Agent.

          Member Firm instructs the Transfer Agent c/o Service Provider to transmit the cash proceeds of such redemption to the designated bank account of CME. Member Firm instructs CME c/o Service Provider to credit such cash proceeds to the Member Firm's above-designated Futures Clearing Account as collateral.



                                                ______________________________
                                                        Member Firm/Date

                                   EXHIBIT D
                                   ---------

                      Fund Share Withdrawal Transfer Order

To: Transfer Agent for Fund Designated Below ("Transfer Agent") and Chicago Mercantile Exchange Inc. ("CME")
     c/o CME Shareholder Servicing LLC ("Service Provider")

          This Withdrawal Transfer Order is submitted in accordance with the terms of the Member Firm Fund Share Agreement among Member Firm, CME and Service Provider (the "Fund Share Agreement"). Member Firm desires to transfer shares of the Fund designated below, currently registered in the name of CME with the Transfer Agent as collateral, into an account maintained by Member Firm with the Transfer Agent.

FUND:________________________________________________

TRANSFER AMOUNT:_____________________________________


FUTURES CLEARING ACCOUNT:       _____    Firm Account

                                _____    Customer Segregated Account

          Service Provider is instructed to forward this Withdrawal Transfer Order to Transfer Agent; provided, however, that if the Transfer Amount designated above exceeds the number of Fund Shares credited to Member Firm's designated account on the records of CME, or if the transfer of such number of Fund Shares would cause the Member Firm to have insufficient collateral in the applicable Futures Clearing Account under the rules of CME, Service Provider is instructed to so notify Member Firm without forwarding this Withdrawal Transfer Order to Transfer Agent.

          CME hereby releases its interest in the Fund Shares subject to this withdrawal Transfer Order and instructs the Transfer Agent to transfer the number of Fund Shares equal to the designated Transfer Amount from an account maintained by CME with the Transfer Agent to an account maintained by Member Firm with the Transfer Agent. If Member Firm has designated above that this withdrawal is from its Firm Account, CME instructs Transfer Agent to transfer Fund Shares currently held in the Firm Fund Share Account maintained by CME and re-register such shares in the name of Member Firm. If Member Firm has designated above that this withdrawal is from its Customer Segregated Account, CME instructs Transfer Agent to transfer Fund Shares currently held in the Customer Segregated Fund Share Account maintained by CME and re-register such Fund Shares in the name of Member Firm.


Member Firm/Date                                                   CME/Date

                                   EXHIBIT E
                                   ---------

                       Fund Share Transfer Authorization

To:  Transfer Agent for Fund Designated Below ("Transfer Agent")

          As contemplated by the Member Firm Fund Share Agreement among Member Firm, Chicago Mercantile Exchange Inc. ("CME") and CME Shareholder Servicing LLC ("Service Provider"), Member Firm may wish from time to time to transfer shares of the Fund designated below ("Fund Shares") from an account registered in the name of Member Firm on the records of the Fund's Transfer Agent to an account maintained by CME with such Transfer Agent, and for such Fund Shares to be held by CME as collateral in connection with transactions in commodity contracts traded on CME for Member Firm's proprietary and/or customer segregated accounts. If Member Firm desires to transfer Fund Shares, Member Firm will deliver a Transfer Order to Transfer Agent care of Service Provider in accordance with the terms set forth in the Member Firm Fund Share Agreement.

          Member Firm hereby authorizes Transfer Agent to rely on any Transfer Order Service Provider delivers to Transfer Agent on behalf of Member Firm that complies with procedures established between Transfer Agent and Service Provider for delivery of such orders. Transfer Agent is authorized to rely on such orders as though received directly from Member Firm until Member Firm notifies Transfer Agent in writing that such authorization is revoked.


FUND:____________________________

MEMBER FIRM ACCOUNT NUMBER:  ___________________________



                                                   ___________________________
                                                            Member Firm/Date

                                   EXHIBIT C
                                   ---------


                        Calculation and Payment of Fees


1. For the services provided by Service Provider hereunder, the Fund Sponsor will compensate the Service Provider a fee set forth below, with respect to each Fund, calculated daily and paid monthly in arrears, at an annual rate based on the average daily net asset value of the total number of Fund Shares held in accounts of the Transfer Agent in the name of CME as collateral to secure the Member Firm's obligations to CME.

2. Such compensation will be calculated by (i) determining the Net Daily Amount on Deposit (defined below) in such fund for each day during such month,
(ii) determining the average amount of the Net Daily Amounts on Deposit in such fund during such month, (iii) multiplying such average amount by the number of days in such month, (iv) multiplying the resulting amount by 0.05% (5 basis points), (v) multiplying the resulting amount by a fraction, the numerator of which is the number of days in such month and the denominator of which is 365(366).

3. Within 15 days following each month end, Fund Sponsor shall pay to Service Provider such fee. Such payment shall be by wire transfer or other form acceptable to Service Provider and shall be separate from payments related to redemption proceeds and distributions.

4. The "Net Daily Amount on Deposit" in a given Fund will equal the aggregate dollar amount of Fund Shares in the CME Fund Share Accounts at the beginning of such day increased by the dollar amount of Fund Shares purchased for or transferred to such accounts on such day, less the dollar amount of Fund Shares transferred or redeemed from such account on such day.